Exhibit 5

INTERACTIVE STRENGTH INC.

AMENDMENT AGREEMENT

This Amendment Agreement (“Agreement”) is made and entered into as of February 2, 2023 by and between Interactive Strength Inc. (the “Company”), the undersigned investors of the Company (each, an “Investor” and collectively, the “Investors”), and Trent Ward (the “Key Holder”).

Recitals

WHEREAS, the Company, the Investors and, in the case of the Voting Agreement and the Co-Sale Agreement (each as defined herein), the Key Holder, are parties to (i) the Amended and Restated Investors’ Rights Agreement dated March 10, 2022 (the “Rights Agreement”), (ii) the Amended and Restated Voting Agreement dated March 10, 2022 (the “Voting Agreement”) and (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement dated March 10, 2022 (the “Co-Sale Agreement” and, collectively with the Rights Agreement and the Voting Agreement, the “Financing Documents”), each by and among the Company, the Investors and the other stockholders party thereto.

WHEREAS, the Company is entering into (i) a Class A Common Stock Purchase Agreement in the form attached hereto as Exhibit A and (ii) a Note Conversion Agreement in the form attached hereto as Exhibit B (collectively, the “Purchase Agreements”), pursuant to which certain investors in the Company party to the Purchase Agreements will receive shares of the Company’s Class A Common Stock in exchange for cash payments and/or cancellation of existing indebtedness.

WHEREAS, in order to induce investors to participate in the transactions contemplated by the Purchase Agreements, it is necessary to amend the Financing Documents as provided for herein.

WHEREAS, the Rights Agreement may be amended by a written instrument executed by the Company and the holders of a majority of the shares of the Company’s Series A-2 Preferred Stock, with such majority to include the affirmative prior written consent of Apeiron Investment Group Ltd. (“Apeiron”), that constitute Registrable Securities (as defined in the Investors’ Rights Agreement) then outstanding (the “Rights Agreement Majority”).

WHEREAS, the Voting Agreement may be amended by a written instrument executed by (a) the Company; (b) the Key Holders (as defined in the Voting Agreement) holding at least a majority of the Shares then held by the Key Holders; and (c) the holders of at least a majority of the shares of Series A-2 Preferred Stock and Common Stock issued upon conversion of the Series A-2 Preferred Stock held by the Investors (voting together as a single class on an as converted to Common Stock basis), which such majority shall include the affirmative prior written consent of Apeiron; provided that certain sections may not be amended without the written consent of Ritastar, Trent Ward or Apeiron as set forth in Section 6.8 of the Voting Agreement (as applicable, the “Voting Agreement Majority”).

WHEREAS, the Co-Sale Agreement may be amended by a written instrument executed by (a) the Company; (b) the Key Holders (as defined in the Co-Sale Agreement) holding at least a majority of the Shares then held by the Key Holders; and (c) the Investors holding a majority of the outstanding shares of Capital Stock held by all Investors, which such majority shall include the prior written consent of Apeiron (the “Co-Sale Agreement Majority”) and collectively with the Rights Agreement Majority and the Voting Agreement Majority, the “Requisite Majority”).

WHEREAS, the undersigned Investors and Key Holder constitute the Requisite Majority and desire to amend the Financing Agreements as set forth herein in connection with the transactions contemplated by the Purchase Agreements.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Investors and the Key Holder agree as follows:

1.       Amendments of Investors’ Rights Agreement.

1.1       Section 1.13 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“1.13 “Initiating Holders” means (a) with respect to an S-1 Affiliate Demand or S-3 Affiliate Demand, the Holders of at least 10% of the Registrable Securities then outstanding (“Affiliated Initiating Holders”), and (b) with respect to a S-1 Minimum Proceeds Demand or S-3 Minimum Proceeds Demand, the Holders of at least 20% of the Registrable Securities then outstanding.”

1.2       Section 1.19 of the Rights Agreement is hereby amended to revise the definition of Registrable Securities to include a new subsection (iv) to read as follows:

“and (iv) with respect to an S-1 Affiliate Demand or S-3 Affiliate Demand, any Registrable Securities that constitute Affiliate Registrable Securities;”

1.3       A new Section 1.42 of the Rights Agreement is hereby added to read in its entirety as follows:

““S-1 Demand Trigger Date” means (a) with respect to an S-1 Minimum Proceeds Demand, any time after August 15, 2023, (b) with respect to an S-1 Affiliate Demand, any time after the date that is 180 days following the closing of the IPO or 90 days following the closing of the IPO if and to the extent permitted by the terms of the underwriting agreement or any lock-up agreement relating to the IPO, whichever is earlier.”

1.4       A new Section 1.43 of the Rights Agreement is hereby added to read in its entirety as follows:

““Affiliate Registrable Securities” means the Registrable Securities that are then-held by an Affiliate of the Company (such Affiliate status which shall be determined by the Company in its sole discretion acting reasonably and in accordance with Securities Act) together with such Affiliate’s Affiliates, if any, and that (a) were originally acquired or obtained through the conversion of debt securities prior to the IPO or (b) were acquired as part of the IPO (the “IPO Securities”) or as part of a follow-on primary offering by the Company of newly issued shares of the Company conducted and completed within one year of the closing of the IPO; provided, however, for the sake of clarity, that in no event shall Affiliate Registrable Securities include any of the Company’s securities that are acquired following the IPO, whether through the open market, through private sales, or otherwise.”

1.5       A new Section 1.44 of the Rights Agreement is hereby added to read in its entirety as follows:

““DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.”

1.6       A new Section 1.45 of the Rights Agreement is hereby added to read in its entirety as follows:

““DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Company; (iii) membership or observer rights on the Board of Directors or equivalent governing body of the Company or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the Company; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).”

1.7       A new Section 1.46 of the Rights Agreement is hereby added to read in its entirety as follows:

““Foreign Person” means either (i) a Person or government that is a “foreign person” within the meaning of the DPA or (ii) a Person through whose investment a “foreign person” within the meaning of the DPA would obtain any DPA Triggering Rights.”

1.8       Section 2.1(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“The Company covenants and agrees as follows: Demand Registration. Form S-1 Demand. If at any time after the S-1 Demand Trigger Date the Company receives a request from the Initiating Holders that the Company file a Form S-1 registration statement with respect to (i) Registrable Securities then outstanding if the anticipated aggregate offering price, net of Selling Expenses, would exceed $30 million (the “S-1 Minimum Proceeds Demand”)

or (ii) Registrable Securities then outstanding that constitute Affiliate Registrable Securities (an “S-1 Affiliate Demand”), then the Company shall: (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders of Registrable Securities covered in the Demand Notice (other than the Initiating Holders); and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act (which, in the case of an S-1 Affiliate Demand, will include customary plan of distribution disclosure for resale “shelf” registration statements (which, for the avoidance of doubt, shall include an intended method(s) of distribution as may be requested by an Affiliated Initiating Holder in the S-1 Affiliate Demand)) covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3; provided, however, that this right to request the filing of a Form S-1 registration statement shall in no event be made available to any Holder that is a Foreign Person (it being understood that block.one Investments 1 and its Affiliates and Apeiron Investment Group Ltd. are not Foreign Persons for purposes of this Subsection 2.1(a)); and provided further that the Company may elect instead to file a Form S-3 registration statement under the Securities Act covering the Registrable Securities or Affiliate Registrable Securities if the Company is then eligible to use such form. With respect to a resale registration statement effected pursuant to an S-1 Affiliate Demand, upon the request by an Affiliated Initiating Holder to file a prospectus supplement for purposes of executing a resale transaction contemplated by the plan of distribution contained in such resale registration statement, the Company shall, subject to Subsection 2.1(c) and Section 2.5, prepare and file such prospectus supplement as soon as reasonably practicable to facilitate such resale transaction.”

1.9       Section 2.1(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Initiating Holders that the Company file a Form S-3 registration statement with respect to (i) Registrable Securities then outstanding if the anticipated aggregate offering price, net of Selling Expenses, would exceed $3 million (the “S-3 Minimum Proceeds Demand”) or (ii) Registrable Securities then outstanding that constitute Affiliate Registrable Securities (an “S-3 Affiliate Demand”), then the Company shall: (x) within ten (10) days after the date such request is given, give Demand Notice to all Holders of Registrable Securities covered in the Demand Notice (other than the Initiating Holders); and (y) as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3;”

1.10       Section 2.1(c) of the Rights Agreement is hereby amended to add the following underlined language as follows:

“Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration or prospectus supplement filing, as applicable, pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement or prospectus supplement to either be filed or to become effective or remain effective for as long as such registration statement or prospectus supplement otherwise would be required to remain effective…”

1.11       Section 2.1(c)(iii) of the Rights Agreement is hereby amended to add the following underlined parenthetical language after “Exchange Act”:

“… (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act (including the Regulation S-X age of financial statements requirements)….”

1.12       Section 2.1(d) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) with respect to an S-1 Minimum Proceeds Demand, if the Company has effected two registrations pursuant to Subsection 2.1(a) in response to an S-1 Minimum Proceeds Demand or (iii) with respect to an S-1 Affiliate Demand, if the Company has effected two registrations pursuant to Subsection 2.1(a) in response to an S-1 Affiliate Demand. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) with respect to an S-3 Affiliate Demand, if the Company has effected two registrations pursuant to Subsection 2.1(b) in response to an S-3 Affiliate Demand. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).”

1.13       Section 2.5 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Obligations of the Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder or filing of any prospectus supplement, as applicable, that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonable required to effect the registration of such Holder’s Registrable Securities or to file such prospectus supplement, as applicable. Additionally, each Holder agrees not to dispose of any Registrable Securities that are subject to a lockup agreement unless such disposition is made in compliance with the terms of such lockup agreement. Each Holder also acknowledges that such Holder is responsible for such Holder’s compliance with the federal and state securities laws that may be applicable to the disposition of any of the Registrable Securities or filing of any prospectus supplement, including, but not limited to, beneficial ownership filings under, and compliance with, Section 16 and Section 13 of the Exchange Act, as well as any Company policies that might apply to the Registrable Securities, including, but not limited to, the Company’s insider trading policy.”

1.14       Section 2.12(b)(ii) of the Rights Agreement is hereby amended and restated to read as follows:

“(ii) the Registrable Securities (other than the IPO Securities)…”

1.15       A new paragraph is hereby added to Section 2.12(b) of the Rights Agreement, immediately following the two legends provided therein, which shall read as follows:

“Additionally, each certificate, instrument, or book entry representing the IPO Securities (and any shares held by Affiliates of the Company) shall be notated with a legend in the Company’s standard form indicating that they are control securities held by an affiliate of the Company.”

1.16       Section 2.13(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(b) such time as Rule 144 is available for the sale of all of such Holder’s shares without limitation (including volume or manner-of-sale limitations) during a three-month period without registration.”

1.17       Section 5.7 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“5.7 Matters Requiring Apeiron Director Approval. During such time or times as certain of the Investors are entitled to designate the Apeiron Directors (as defined in the Amended and Restated Voting Agreement dated as of March 10, 2022, as amended from time to time, by and among the Company and certain of its stockholders party thereto) and any such seat is filled, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of each of the then-seated Apeiron Directors:

(a)       make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b)       make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors, including any then-serving Apeiron Directors;

(c)       guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d)       make any investment inconsistent with any investment policy approved by the Board of Directors, including any then-serving Apeiron Directors;

(e)       incur any aggregate indebtedness in excess of $500,000 that is not already included in the Budget (as defined in Section 3.1(e)), other than trade credit incurred in the ordinary course of business;

(f)       hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(g)       change the principal business of the Company, enter new lines of business, or exit the current line of business;

(h)       sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(i)       enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than one million dollars ($1,000,000);

(j)        enter into, modify, terminate or be a party to any material agreement, arrangement or transaction with (a) any officer of the Company, (b) any director of the Company or (c) any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person, or permit any subsidiary to take any such action.”;

(k)       liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event (as defined in the Certificate of Incorporation), or affect a first underwritten offering of the Company’s Common Stock to the general public pursuant to a registration statement under the US Securities Act of 1933, as amended (or under equivalent securities law of another jurisdiction) (“IPO”), or consent to any of the foregoing;

(l)       create, or authorize the creation of, or issue or obligate itself to issue, shares of, or any other security convertible into shares of, any class or series of capital stock other than (i) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a stock option plan, agreement or arrangement approved by the Board, and (ii) the Exempted Securities set forth in Subsections 4.5.1(d)(vi), 4.5.1(d)(vii) and 4.5.1(d)(viii) of the Certificate of Incorporation; or

(m)       cause or permit any of its subsidiaries to, sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens.

1.18       Section 6.8 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Additional Investors. Notwithstanding anything to the contrary contained herein, subject to the prior written consent of Apeiron Investment Group Ltd. if the Company issues additional shares of the Company’s Series A-2 Preferred Stock after the date hereof, any purchaser of such shares or any purchaser of shares of Class A Common Stock pursuant to the Common Stock Purchase Agreement (as defined in the Purchase Agreement) or pursuant to the Class A Common Stock Purchase Agreement, each dated on or about December 19, 2022, by and among the Company and the investors party thereto, may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.”

2.       Amendments of Voting Agreement.

2.1       Recital B of the Voting Agreement is hereby amended and restated in its entirety to read as follows:

“B. The Amended and Restated Certificate of Incorporation of the Company (as amended, the “Restated Certificate”) provides that (a) the holders of record of the shares of common stock, $0.00001 par value per share, of the Company (“Common Stock”), exclusively and as a separate class, shall be entitled to elect seven (7) directors of the Company (each, a “Common Director” and collectively, the “Common Directors”); and (d) the holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Company.”

2.2       Sections 1.1 and 1.2 of the Voting Agreement are hereby amended and restated in their entirety to read as follows:

“1.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors and may be increased or decreased only with the written consent of Apeiron Investment Group Ltd. (“Apeiron”); provided, however, that the affirmative written consent of Ritastar Limited (“Ritastar”) shall be required with respect any decrease of the size of the Board, which will prevent Ritastar from nominating and appointing the Ritastar Director (as defined below). For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2       Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, subject to Section 5, the following persons shall be elected to the Board:

(a)       One (1) person designated from time to time by Ritastar, for so long as Ritastar and its Affiliates (as defined below) continue to own beneficially at least 485,000 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like) (the “Ritastar Director”), to serve as a Common Director, which Ritastar Director seat shall initially be vacant;

(b)       One (1) person who serves as the then-current Chief Executive Officer of the Company, to serve as a Common Director, who shall initially be Trent Ward (the “CEO Director” and to the extent Trent Ward shall serve on the Board, he shall be referred to herein as the “Founder Common Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer of the Company from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(c)       Two (2) persons designated from time to time by Trent Ward (the “Founder” and such designees, the “Ward Designees”), for so long as such Stockholder and its Affiliates continue to own beneficially at least 2,424,000 shares of Common Stock (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like), to serve as Common Directors, which individuals shall initially be Deepak Mulchandani and Richard Perry; and

(d)       (i) Two (2) persons designated from time to time by Apeiron for so long as Apeiron and its Affiliates (as defined below) continue to own beneficially at least 8,320,000 shares of Series A-2 Preferred Stock (including shares of Common Stock issued upon conversion thereof) (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like)), to serve as Common Directors, which Board seats shall initially be vacant; provided that Apeiron shall designate into one such vacancy a nominee of block.one Investments 1 and (ii) one (1) person designated from time to time by Apeiron for so long as Apeiron and its Affiliates (as defined below) continue to own beneficially any shares of Series A-2 Preferred Stock (or Common Stock issued upon conversion thereof), to serve as a Common Director, which individual shall initially be Aaron Weaver (collectively, the “Apeiron Directors” and together with the Ritastar Director, the “Investor Directors”).

To the extent that any of clauses (a) through (d) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.

For purposes of this Agreement, an individual, Immediate Family Member (as defined below), firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person; provided that with respect to Apeiron, Aaron Weaver, Marc Weber, Philipp Schreiber, Stephan Schreiber, Lorin Van Nuland, Brad Wickens Apeiron B1 GP Ltd., Forme Co-Invest I, L.P., Vauban Nominees Limited,

acting as Trustee for the LAUB Ventures (Forme) Trust, any entities directly or indirectly controlled by the foregoing parties and any other Apeiron sponsored co-investment entities shall be considered an Affiliate. “Immediate Family Member” means child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.”

2.3       Section 6.1(a) of the Voting Agreement is hereby amended and restated to read as follows:

“Notwithstanding anything to the contrary contained herein, subject to the prior written consent of Apeiron, if the Company issues (i) additional shares of Series A-2 Preferred Stock after the date hereof, (ii) additional shares of Class B Common Stock pursuant to that certain Restricted Stock Subscription Agreement dated on or about February 25, 2022 by and among the Company and Cabinet Ventures Limited or shares of Class A Common Stock pursuant to the Common Stock Purchase Agreement (as defined in the Purchase Agreement), or (iii) additional shares of Class A Common Stock pursuant to the Class A Common Stock Purchase Agreement, each dated on or about December 19, 2022, by and among the Company and the investors party thereto, as a condition to the issuance of such shares the Company shall require that any purchaser of such shares become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.”

3.       Amendments of Co-Sale Agreement.

3.1       Section 6.18 of the Co-Sale Agreement is hereby amended and restated in its entirety to read as follows:

“6.18 Additional Investors. Notwithstanding anything to the contrary contained herein, subject to the prior written consent of Apeiron, if the Company issues additional shares of the Company’s Series A-2 Preferred Stock after the date hereof, any purchaser of such shares and any purchaser of shares of Class A Common Stock issued pursuant to the Common Stock Purchase Agreement (as defined in the Purchase Agreement) or pursuant to the Class A Common Stock Purchase Agreement, each dated on or about December 19, 2022, by and among the Company and the investors party thereto, may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.”

4.       Miscellaneous.

4.1       Ratification. Except as amended hereby, the Rights Agreement, the Voting Agreement and the Co-Sale Agreement are in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect and are hereby incorporated by reference, except as modified, amended and/or restated as set forth herein.

4.2       Amendments. The Rights Agreement and Section 1 of this Agreement may be amended only as set forth in Section 6.6 of the Rights Agreement. The Voting Agreement and Section 2 of this Agreement may be amended only as set forth in Section 7.8 of the Voting Agreement. The Co-Sale Agreement and Section 3 of this Agreement may be amended only as set forth in Section 6.9 of the Co-Sale Agreement.

4.3       Effectiveness. The provisions of this Agreement shall be effective upon the execution hereof by the Company and the Requisite Majority.

4.4       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

4.6       Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

4.7       Defined Terms. All capitalized terms not defined in this Agreement have the meanings assigned to those terms in the applicable Financing Document.

4.8       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original and all of which together shall constitute one and the same instrument.

4.9       Facsimile and Electronic Signatures. This Agreement may be executed and delivered by facsimile, or electronically in portable document format (.pdf) and upon such delivery, the facsimile or electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

4.10       Entire Agreement. This Agreement, the Rights Agreement, the Voting Agreement, the Co-Sale Agreement and the other documents referred to herein and therein or executed in connection with the consummation of the transactions contemplated herein and therein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

4.11       Governing Law. With respect to the amendments to the Voting Agreement, Rights Agreement, Co-Sale Agreement and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the day and year first above written.

COMPANY

INTERACTIVE STRENGTH, INC.

By:	/s/ Trent Ward

Name:	Trent Ward

Title:	CEO

[Signature Page to Interactive Strength Inc. Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the day and year first above written.

KEY HOLDER

By:	/s/ Trent Ward

Name:	Trent Ward

[Signature Page to Interactive Strength Inc. Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the day and year first above written.

INVESTORS:

Apeiron Investment Group Ltd.

By:	/s/ Julien Hoefer

Name:	Julien Hoefer

Title:	Director

[Signature Page to Interactive Strength Inc. Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the day and year first above written.

INVESTORS:

BLOCK.ONE INVESTMENTS I

By:	/s/ Andrew Bliss

Name:	Andrew Bliss

Title:	Director

[Signature Page to Interactive Strength Inc. Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the day and year first above written.

INVESTORS:

Apeiron Presight Capital Fund II, L.P.

By: Presight capital management I, LLC

Its: General Partner

By:	/s/ Julien Hoefer

Name:	Julien Hoefer

Title:	Director

Apeiron SICAV LTD – Co-Investment Fund 5

By:

Name:

Title:

[Signature Page to Interactive Strength Inc. Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the day and year first above written.

INVESTORS:

Ritastar Limited

By:

Name:

Title:

[Signature Page to Interactive Strength Inc. Amendment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed as of the day and year first above written.

INVESTORS:

Bradley Wickens

(Print Name of Investor)

By:	/s/ Bradley Wickens

Name:	Bradley Wickens

Title:

[Signature Page to Interactive Strength Inc. Amendment Agreement]